As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
________________________________
FORM S-8

UNDER
THE SECURITIES ACT OF 1933
________________________________

ROGERS CORPORATION
(Exact Name of Registrant as Specified in its Charter)
________________________________

Massachusetts	06-0513860
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2225 W. Chandler Blvd.
Chandler, Arizona 85224
(Address of Principal Executive Offices) (Zip Code)

Rogers Corporation 2026 Employee Stock Purchase Plan
(Full title of the Plan)
_____________________________________

Jessica Morton
Senior Vice President, General Counsel and Corporate Secretary
2225 W. Chandler Blvd.
Chandler, Arizona 85224
(480) 917-6000
(Name, address including zip code, and telephone number, including area code, of agent for service)
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On May 6, 2026 (the “Effective Date”), the stockholders of Rogers Corporation (the “Company” or the “Registrant”) approved the Rogers Corporation 2026 Employee Stock Purchase Plan (the “2026 ESPP”). Shares available for grant under the 2026 ESPP consist of (i) 200,000 shares of the Company’s capital stock, par value $1.00 per share (“common stock”) and (ii) an estimated 23,000 shares of common stock that may remain available for issuance under the Rogers Corporation Employee Stock Purchase Plan, as approved by the Company’s shareholders on April 26, 2001, as amended (the “Prior Plan”), immediately following the offering period ending on June 15, 2026 (the “Prior Plan Shares”). The 2026 ESPP will replace the Prior Plan with respect to offering periods commencing on or after June 16, 2026. The 2026 ESPP is an employee stock purchase plan which provides eligible employees of the Company and its participating subsidiaries and affiliates with the opportunity to purchase shares of the Company’s common stock, on the terms and conditions set forth in the 2026 ESPP.
PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
The documents containing the information required by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
You may contact the Registrant in writing or orally to request copies of the filings referenced in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428 under the Securities Act, without charge. Requests for such information should be directed to:
Rogers Corporation
2225 W. Chandler Blvd.
Chandler, Arizona 85224
(480) 917-6000
Attn: Jessica Morton Senior Vice President, General Counsel and Corporate Secretary

PART II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
 Item 3. Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Registrant with the SEC, are incorporated by reference herein and shall be deemed to be a part hereof:
•The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 19, 2026, and the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 24, 2026;
•The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on April 29, 2026;
•The Registrant’s Current Reports on Form 8-K, filed with the SEC on March 3, 2026 and May 7, 2026; and
•Description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-A/A, filed with the SEC on September 8, 2017, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for purpose of updating such description.
In addition, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates all securities offered hereunder have been sold or deregisters all securities then remaining unsold, all reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that no information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K shall be incorporated by reference except to the extent specified in such Current Report on Form 8-K.
For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Sections 8.30 and 8.42 of the Massachusetts Business Corporation Act (the “MBCA”) provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.
Article 6 of the Registrant’s Restated Articles of Organization provides that the personal liability of the Registrant’s directors for monetary damages for breach of fiduciary duty shall be limited to the fullest extent permitted by the MBCA.
Furthermore, Article V of the Registrant’s Amended and Restated Bylaws provides that the Registrant shall indemnify to the fullest extent permitted by law an individual who is a party to a proceeding because he or she is a director or officer of the Registrant against liability incurred in the proceeding if: (1)(i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the Registrant’s best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (2) he or she was engaged in conduct for which he or she is not liable under (a) Article 6 of the Registrant’s Restated Articles of Organization, or (b) a provision of the Restated Articles of Organization authorized by Section 2.02(b)(4) of the MBCA or any successor provision to such Section 2.02(b)(4). Article V of the Registrant’s Amended and Restated Bylaws also provides that the Registrant shall, before final disposition of a proceeding, advance funds to pay for or promptly reimburse all of the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer upon delivery to the Registrant of certain affirmations and undertakings by such person.

The Registrant also has indemnification agreements with its directors and officers and carries insurance policies insuring them against certain liabilities that they may incur in their capacity as such.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits to this Registration Statement are listed in the Index to Exhibits to this Registration Statement, which Index to Exhibits is hereby incorporated by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Ex-change Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Exhibit Number	Description
4.1	Rogers Corporation 2026 Employee Stock Purchase Plan
4.2	Rogers Corporation Employee Stock Purchase Plan
5.1	Opinion of Troutman Pepper Locke LLP
23.1	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page hereof)
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on May 7, 2026.

ROGERS CORPORATION

By:	/s/ Ali El-Haj
Name:	Ali El-Haj
Title:	Interim President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Rogers Corporation, hereby severally constitute and appoint Ali El-Haj, Jessica Morton and Laura Russell and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Rogers Corporation to comply with the provisions of the Securities Act of 1933, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities set forth below on May 7, 2026.

Signature	Title

/s/ Ali El-Haj	Interim President, Chief Executive Officer
Ali El-Haj	(Principal Executive Officer)

/s/ Laura Russell	Senior Vice President, Chief Financial Officer and Treasurer
Laura Russell	(Principal Financial Officer)

/s/ R. Sean Reeder	Chief Accounting Officer and Corporate Controller
R. Sean Reeder	(Principal Accounting Officer)

/s/ Armand F. Lauzon, Jr.	Chairman of the Board of Directors
Armand F. Lauzon, Jr.

/s/ Anne Roby	Director
Anne Roby

/s/ Brett A. Cope	Director
Brett A. Cope

/s/ Donna M. Costello	Director
Donna m. Costello

/s/ Eric H. Starkloff	Director
Eric H. Starkloff

/s/ Jeffrey J. Owens	Director
Jeffrey J. Owens

/s/ Larry L. Berger	Director
Larry L. Berger

/s/ Megan Faust	Director
Megan Faust

/s/ Woon Keat Moh	Director
Woon Keat Moh